Rhinebeck Bancorp, Inc. Reports Results for the Three and Six Months Ended June 30, 2021

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, July 29, 2021 /PRNewswire/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended June 30, 2021 of $2.6 million ($0.24 per basic and $0.23 per diluted share), which was $1.2 million, or 90.3%, more than the comparable prior year period, and net income for the six months ended June 30, 2021 of $5.9 million ($0.55 per basic and $0.54 per diluted share), which was $3.5 million, or 142.9%, greater than the same period last year.

The increase in net income came largely from a credit to the provision for loan losses of $1.1 million in the second quarter of 2021 as compared to a provision for loan losses of $2.3 million for the second quarter of 2020. For the six months ended June 30, 2021, the Company recorded a provision credit of $1.2 million compared to an expense of $3.5 million for the six months ended June 30, 2020, which represented a $4.7 million, or 135.2%, overall decrease in the provision for loan losses. The Company’s return on average assets and return on average equity were 0.86% and 8.54%, respectively, in the second quarter of 2021 as compared to 0.48% and 4.73%, respectively, in the second quarter of 2020. The Company’s return on average assets and return on average equity were 1.01% and 9.95%, respectively, for the first six months of 2021 as compared to 0.46% and 4.29%, respectively, for the first six months of 2020.

On March 12, 2021, the Bank completed its acquisition of two branches located in Warwick and Monroe, New York from ConnectOne Bank, assuming $33.9 million of deposits.

COVID-19 Impact

Loan Deferrals.  The Bank’s initiative to work with borrowers that were unable to meet their contractual obligations because of the effects of COVID-19 has been successful. During the six months ended June 30, 2021, the Bank granted 145 new loan deferrals totaling $2.2 million. As of June 30, 2021, we had 49 loans totaling $29.9 million of remaining deferrals outstanding and all were performing in accordance with their contractual terms.

Paycheck Protection Program (“PPP”). The second round PPP program began accepting new loan applications on January 11, 2021 and ended on May 5, 2021, when the Small Business Administration (“SBA”) announced that general funds for the program were depleted. We received SBA approval for 376 applications totaling $48.2 million and all had been funded. At June 30, 2021, we had $74.3 million of PPP loans outstanding.

Other financial highlights:

●	Record net income of $5.9 million in the first six months of 2021, a 142.9% increase over the first six months of 2020.

●	Our return on average equity increased to 9.95% for the first six months of 2021 from 4.29% for the same six months of 2020.

●	Total assets grew $81.4 million, or 7.2%, to $1.21 billion at June 30, 2021 from $1.13 billion at December 31, 2020.

●	Total deposit balances were $1.03 billion at June 30, 2021, increasing $97.8 million, or 10.5%, from $929.4 million at December 31, 2020.

●	Capital positions remain strong with a 9.69% Tier 1 Leverage Ratio; a 13.08% Common Equity Tier 1 Ratio; a 13.08% Tier 1 Risk-Based Capital Ratio; and a 14.21% Total Risk-Based Capital Ratio.

President and Chief Executive Officer Michael J. Quinn said, “Rhinebeck Bancorp delivered strong results for the second quarter and year to date periods. Our loan portfolio performed well in the first half of 2021 with a large majority of deferred loans returning to their contractual terms. Our expectations for this trend to continue, along with signs of increasing loan demand in the market-place, are reasons for our positive outlook for the balance of the year.”

Income Statement Analysis

Net interest income increased $152,000, or 1.7%, to $9.1 million for the three months ended June 30, 2021, from $9.0 million for the three months ended June 30, 2020. Year to date net interest income increased $1.6 million or 9.3%, to $18.9 million when compared to $17.3 million for the prior year six-month period. The increase was primarily driven by higher interest-earning asset balances and lower costs for deposits and borrowings, which were partially offset by lower yields on interest-earning assets. Our net interest margin decreased 15 basis points to 3.26% for the three months ended June 30, 2021 and decreased 6 basis points to 3.45% for the six months ended June 30, 2021. The decrease in the net interest margin in the period-to-period comparisons primarily resulted from decreases in the yields on total average interest-earning assets.

The provision for loan losses decreased by $3.4 million, or 150.9%, from $2.3 million for the quarter ended June 30, 2020, to a credit of $1.1 million for the current quarter. The provision decreased by $4.7 million, or 135.2%, from $3.5 million at June 30, 2020 to a credit of $1.2 million for the six months ended June 30, 2021. The provision increased in 2020 as a result of the onset of the COVID-19 pandemic and related economic conditions. The credit for both the three and six months ended June 30, 2021 was primarily attributable to a decline in loan balances, exclusive of PPP and multi-family commercial real estate loans, an improvement in credit quality and an improvement in the general economy as our customers show signs of recovering from the pandemic.

Recoveries outpaced charge-offs for the quarter ended June 30, 2021, totaling $13,000 in net recoveries compared to $303,000 in net charge-offs for the respective period in 2020. For the six-month period ended June 30, 2021, net charge-offs were $290,000, a decrease of $547,000, or 65.4%, when compared to $837,000 in the comparative 2020 period.

Non-interest income totaled $1.9 million for the three months ended June 30, 2021; an increase of $106,000, or 6.1%, from the comparable period in the prior year. An increase in service charges on deposit accounts of $123,000, or 24.8%, an increase in investment advisory income of $108,000, or 43.2%, an increase of $132,000 in other non-interest income and an increase of $64,000 in the cash surrender value of life insurance was partially offset by a decrease in the net gain on the sale of loans of $323,000, or 34.3%. Non-interest income increased $787,000, or 23.8%, to $4.1 million for the six months ended June 30, 2021. In the six months ended June 30, 2021, net gain on the sale of loans increased $271,000, or 19.3%, while service charges on deposit accounts increased $80,000, or 7.0%. A gain related to the collection of life insurance proceeds of $195,000 and an increase in various other non-interest income items of $241,000, also contributed to the increase.

For the second quarter of 2021, non-interest expense totaled $8.9 million, an increase of $2.1 million, or 31.2%, over the comparable 2020 period. The increase was primarily due to an increase in salaries and benefits of $1.0 million, or 25.0%, as the Company hired additional employees for its new branches. Professional fees increased $175,000, or 49.6%, as legal expense and consultant fees both increased over the second quarter of 2020. For the three months ended June 30, 2021, occupancy expenses also increased $160,000, or 18.2%, as a result of the additional rent, depreciation, and other expenses related to the branch expansion. The addition of branches was also primarily responsible for increased data processing costs of $63,000 and a portion of the increased other non-

interest expenses. Other non-interest expenses increased $664,000, or 75.5%, primarily due to increased automobile loan expenses as lending volume had decreased substantially in the second quarter of last year with the beginning of the pandemic; as well as an additional estimated reserve for potential consumer compliance issues in the Bank’s indirect automobile portfolio in this year. Additional reserves in the future may be required but cannot be estimated at this time. For the six months ended June 30, 2021, non-interest expense increased $2.8 million, or 19.7%, to $16.8 million from $14.1 million over the comparative period in 2020. The increase was primarily due to an increase in salaries and benefits of $1.4 million, or 17.7%, due to new branch employees as well as annual merit increases, production incentives and employee benefit increases. Occupancy increased $264,000, or 15.3% and professional fees increased $261,000, or 38.7%, while data processing increased $104,000, or 14.5%. Other non-interest expenses increased $713,000, or 33.0%.

Balance Sheet Analysis

Total assets were $1.21 billion at June 30, 2021, representing an increase of $81.4 million, or 7.2%, from $1.13 billion at December 31, 2020. Available for sale securities increased $99.0 million, or 96.2%, primarily due to $126.6 million of new purchases as we deployed excess cash received from PPP borrower-related accounts and the additional deposits acquired in the branch acquisitions.  The increase in available for sale securities was partially offset by paydowns, calls and maturities of $26.2 million. Net loans decreased $11.3 million, or 1.3%, primarily due to production shortfalls of commercial, non-residential real estate and indirect automobile loans which were partially offset by production increases in new multi-family real estate and PPP loans. Cash and due from banks decreased $21.6 million, or 23.1%, as excess cash from deposit growth was used to purchase investment securities. The cash surrender value of life insurance increased $9.9 million, as the Bank purchased $10.0 million in split-dollar life insurance policies for key employees.

Past due loans decreased $6.9 million, or 38.2%, between December 31, 2020 and June 30, 2021, finishing at $11.1 million, or 1.3% of total loans, down from $18.0 million, or 2.1% of total loans at year-end 2020. Past due loan balances have been positively impacted by the new round of PPP loans and the economic stimulus received by customers along with a recovering economy. Our allowance for loan losses as a percentage of total gross loans was 1.17% at June 30, 2021 as compared to 1.33% at December 31, 2020.

As of June 30, 2021, total liabilities increased $76.0 million, or 7.5%, to $1.09 billion, primarily due to an increase in deposits of $97.8 million. This increase was due to the acquisition of $33.9 million in deposits from ConnectOne Bank, an accumulation of liquidity by customers in response to government stimulus actions, increases in PPP borrower-related accounts and normal fluctuations in some of our large business accounts. A decrease of $28.4 million in Federal Home Loan Bank advances partially offset the increase in the other liabilities.

Stockholders' equity increased $5.4 million, or 4.6%, to $121.9 million at June 30, 2021, primarily due to net income of $5.9 million partially offset by a $1.1 million decrease in accumulated other comprehensive loss (gain) on available for sale securities, as net unrealized gain on available for sale securities turned to a net unrealized loss. The Company's ratio of average equity to average assets was 10.18% for the six month period ended June 30, 2021 and 10.65% for the year ended December 31, 2020.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is itself the majority-owned subsidiary of Rhinebeck Bancorp, MHC. The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its fourteen active branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State. Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, changes in demand for our products and services and legislative, accounting and regulatory changes that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and whether the gradual reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and higher levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our wealth management revenues may decline with continuing market turmoil; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company's summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Interest and Dividend Income
Interest and fees on loans	$9,650	$10,569	$20,320	$20,615
Interest and dividends on securities	574	631	937	1,314
Other income	13	13	32	24
Total interest and dividend income	10,237	11,213	21,289	21,953
Interest Expense
Interest expense on deposits	930	1,859	1,950	3,876
Interest expense on borrowings	178	377	428	779
Total interest expense	1,108	2,236	2,378	4,655
Net interest income	9,129	8,977	18,911	17,298
(Credit to) provision for loan losses	(1,148)	2,255	(1,217)	3,455
Net interest income after (credit to) provision for loan losses	10,277	6,722	20,128	13,843
Non-interest Income
Service charges on deposit accounts	618	495	1,227	1,147
Net realized loss on sales and calls of securities	—	—	—	(29)
Net gain on sales of loans	618	941	1,677	1,406
Increase in cash surrender value of life insurance	160	96	254	193
Net gain from sale of other real estate owned	2	—	2	—
Gain on disposal of premises and equipment	—	—	17	—
Gain on life insurance	—	—	195	—
Investment advisory income	358	250	575	562
Other	100	(32)	150	31
Total non-interest income	1,856	1,750	4,097	3,310
Non-interest Expense
Salaries and employee benefits	4,995	3,995	9,587	8,147
Occupancy	1,038	878	1,992	1,728
Data processing	424	361	819	715
Professional fees	528	353	936	675
Marketing	146	82	234	225
FDIC deposit insurance and other insurance	170	197	341	365
Other real estate owned expense	2	9	3	26
Amortization of intangible assets	29	10	42	21
Other	1,544	880	2,875	2,162
Total non-interest expense	8,876	6,765	16,829	14,064
Income before income taxes	3,257	1,707	7,396	3,089
Provision for income taxes	692	359	1,510	666
Net income	$2,565	$1,348	$5,886	$2,423

Earnings per common share:
Basic	$0.24	$0.13	$0.55	$0.23
Diluted	$0.23	$0.13	$0.54	$0.23

Weighted average shares outstanding, basic	10,748,688	10,726,867	10,745,961	10,724,140
Weighted average shares outstanding, diluted	10,928,343	10,726,867	10,902,916	10,724,140

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	June 30,	December 31,
	2021	2020
Assets
Cash and due from banks	$71,930	$93,485
Available for sale securities (at fair value)	201,938	102,933
Loans receivable (net of allowance for loan losses of $10,126 and $11,633, respectively)	862,519	873,813
Federal Home Loan Bank stock	1,511	2,787
Accrued interest receivable	3,867	3,819
Cash surrender value of life insurance	28,790	18,877
Deferred tax assets (net of valuation allowance of $1,776 and $1,760, respectively)	3,893	3,703
Premises and equipment, net	19,171	18,839
Other real estate owned	89	139
Goodwill	2,235	1,410
Intangible assets, net	487	199
Other assets	13,758	8,825
Total assets	$1,210,188	$1,128,829
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$289,490	$244,344
Interest bearing	737,701	685,020
Total deposits	1,027,191	929,364

Mortgagors’ escrow accounts	11,809	8,494
Advances from the Federal Home Loan Bank	22,239	50,674
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	21,932	18,643
Total liabilities	1,088,326	1,012,330

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01 per share; 25,000,000 authorized, 11,133,290 issued and outstanding)	111	111
Additional paid-in capital	46,346	46,038
Unearned common stock held by the employee stock ownership plan ("ESOP")	(3,819)	(3,928)
Retained earnings	83,955	78,069
Accumulated other comprehensive loss:
Net unrealized (loss) gain on available for sale securities, net of taxes	(126)	993
Defined benefit pension plan, net of taxes	(4,605)	(4,784)
Total accumulated other comprehensive loss	(4,731)	(3,791)
Total stockholders’ equity	121,862	116,499
Total liabilities and stockholders’ equity	$1,210,188	$1,128,829

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2021	2020	2021	2020	2020

Performance Ratios (1):

Return on average assets (2)	0.86%	0.48%	1.01%	0.46%	0.55%
Return on average equity (3)	8.54%	4.73%	9.95%	4.29%	5.17%
Net interest margin (4)	3.26%	3.41%	3.45%	3.51%	3.56%
Efficiency ratio (5)	80.80%	63.07%	73.14%	68.25%	67.29%
Average interest-earning assets to average interest-bearing liabilities	143.82%	139.72%	143.86%	137.89%	140.37%
Total gross loans to total deposits	84.20%	97.66%	84.20%	97.66%	94.32%
Average equity to average assets (6)	10.05%	10.26%	10.18%	10.80%	10.65%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	1.17%	0.96%	1.17%	0.96%	1.33%
Allowance for loan losses as a percent of non-performing loans	151.70%	84.35%	151.70%	84.35%	183.63%
Net charge-offs to average outstanding loans during the period	0.00%	(0.03)%	(0.03)%	(0.10)%	(0.17)%
Non-performing loans as a percent of total gross loans	0.77%	1.14%	0.77%	1.14%	0.72%
Non-performing assets as a percent of total assets	0.56%	1.01%	0.56%	1.01%	0.57%

Capital Ratios (7):
Tier 1 capital (to risk-weighted assets)	13.08%	12.30%	13.08%	12.30%	12.72%
Total capital (to risk-weighted assets)	14.21%	13.29%	14.21%	13.29%	13.97%
Common equity Tier 1 capital (to risk-weighted assets)	13.08%	12.30%	13.08%	12.30%	12.72%
Tier 1 leverage ratio (to average total assets)	9.69%	9.80%	9.69%	9.80%	9.95%

Other Data:
Book value per common share			$ 10.95	$ 10.21	$ 10.46
Tangible book value per common share(8)			$ 10.70	$ 10.06	$ 10.32

(1)	Performance ratios for the three and six months ended June 30, 2021 and 2020 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets less than $3.0 billion.
(8)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measure: “tangible book value per common share.” Management uses this non-GAAP measure because they believe that it may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes this non-GAAP measure may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. This non-GAAP measure should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below.

(In thousands, except per share data)	June 30,		December 31,
	2021	2020	2020
Book value per common share reconciliation
Total shareholders' equity (book value) (GAAP)	$121,862	$113,680	$116,499
Total shares outstanding	11,133.29	11,133.29	11,133.29
Book value per common share	$10.95	$10.21	$10.46
Total common equity
Total equity (GAAP)	$121,862	$113,680	$116,499
Goodwill	(2,235)	(1,410)	(1,410)
Intangible assets	(487)	(220)	(199)
Tangible common equity (non-GAAP)	$119,140	$112,050	$114,890
Tangible book value per common share
Tangible common equity (non-GAAP)	$119,140	$112,050	$114,890
Total shares outstanding	11,133.29	11,133.29	11,133.29
Tangible book value per common share	$10.70	$10.06	$10.32

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com